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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                          Royal Caribbean Cruises Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   V7780T103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)
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CUSIP NO. V7780T103                      13G                         Page 2 of 6
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

             Cruise Associates, a Bahamian general partnership
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

             Bahamas
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                           48,281,900
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                          0
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                         48,281,900
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                       0
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

            48,281,900
--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

            25.1%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

            PN
--------------------------------------------------------------------------------
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CUSIP NO. V7780T103                      13G                         Page 3 of 6



ITEM 1(A)    NAME OF ISSUER:

             Royal Caribbean Cruises Ltd.

ITEM 1(B)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                      1050 Caribbean Way
                      Miami, Florida 33132

ITEM 2(A)    NAME OF PERSON FILING:

                      Cruise Associates, a Bahamian general partnership

ITEM 2(B)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                      c/o CIBC Trust Company (Bahamas) Ltd.
                      Post Office Box N-3933
                      Goodman's Bay Corporate Centre
                      Ground Floor
                      Nassau, Bahamas

ITEM 2(C)    CITIZENSHIP:

                      Bahamas

ITEM 2(D)    TITLE OF CLASS OF SECURITIES:

                      Common Stock, par value $.01 per share

ITEM 2(E)    CUSIP NUMBER:

                      V7780T103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             (a) [ ] Broker or dealer registered under section 15 of the Act (15
                     U.S.C. 78c);

             (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                     78c);

             (c) [ ] Insurance company as defined in section 3(a)(19) of the Act
                     (15 U.S.C. 78c);

             (d) [ ] Investment company registered under section 8 of the
                     Investment Company Act of 1940 (15 U.S.C. 80a-8);

             (e) [ ] An investment adviser in accordance
                     with ss 240.13d-1(b)(1)(ii)(E);

             (f) [ ] An employee benefit plan or endowment fund in accordance with ss 240.13d-1(b)(1)(ii)(F);

             (g) [ ] A parent holding company or control person in accordance with ss 240.13d-1(b)(1)(ii)(G);


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CUSIP NO. V7780T103                      13G                         Page 4 of 6



             (h) [ ] A savings associations as defined in Section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813);

             (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

             (j) [ ] Group, in accordance with ss 240.13d-1(b)(1)(ii)(J).

ITEM 4.      OWNERSHIP

       (A)   AMOUNT BENEFICIALLY OWNED:

                     48,281,900

       (B)   PERCENT OF CLASS:

                     25.1%

       (C)   NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

             (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                   48,281,900

             (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE

                   0

             (III) SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION OF

                   48,281,900

             (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                   0

ITEM 5.      OWNERSHIP OF FIVE PERCENT OF LESS OF A CLASS

                   Not Applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                   Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

                   Not Applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                   Not Applicable.

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CUSIP NO. V7780T103                      13G                         Page 5 of 6



ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

                   Not Applicable.

ITEM 10.     CERTIFICATION

                   Not Applicable.


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CUSIP NO. V7780T103                      13G                         Page 6 of 6



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 31, 2003



                     CRUISE ASSOCIATES, a general partnership

                     By:  CET Investment Group, a general partnership

                          By: CIBC Trust Company (Bahamas) Limited, as Trustee of Settlement T-577, a general partner

                                By:   /s/ Carlis E. Chisholm
                                      ------------------------------------------
                                      Authorized Signatory

                                By:   /s/ Kim L. Storr
                                      ------------------------------------------
                                      Authorized Signatory